Exhibit 99.1

Catalyst Pharmaceuticals Appoints Richard J. Daly as Chief Executive Officer

Patrick J. McEnany to Retire as CEO and will Continue to Serve as Catalyst’s Chairman

CORAL GABLES, Fla., Oct. 19, 2023 - Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases, today announced the appointment of Richard J. Daly as its new Chief Executive Officer (“CEO”) effective January 1, 2024. Mr. Daly is a seasoned pharmaceutical executive bringing more than three decades of experience to Catalyst. In order to facilitate an orderly transition, Patrick J. McEnany, Founder, Chairman, and CEO, will retire from the CEO position effective December 31, 2023, and at that time will continue in his role as Chairman of the Board.

“Today’s announcement paves the way for a seamless transition for the new CEO at Catalyst. Rich brings a wealth of industry experience, particularly on the commercial side, along with a profound understanding of our business, strategy, team, and culture. His proven track record and deep knowledge of our Company make him the ideal leader to guide Catalyst toward the next level of success. I eagerly anticipate collaborating with Rich to ensure a smooth transition in this important leadership role,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “Our Board of Directors have been engaged in a very thoughtful, ongoing CEO succession planning and has conducted a rigorous national search with a highly regarded executive search firm. While we identified many highly qualified candidates, at the conclusion of our interviews, our board of directors unanimously agreed that Rich Daly, a member of our board for the past eight years, was the best-suited candidate to be our next CEO.”

“I am honored to serve as Catalyst’s new CEO at such a pivotal point in the Company’s evolution,” said Richard J. Daly. “With a strong commitment to sustained execution across the business, we will remain focused to further capitalize on our compelling accomplishments. We are well-poised for a promising future, and I look forward to advancing our objectives to deliver on our growth strategy and initiatives.”

Mr. Daly has held distinguished positions in multinational corporations and at innovative biotech companies. Prior to his appointment at Catalyst, Mr. Daly served as President of CARsgen Therapeutics Corporation since January 2022. Previously, he served as Chief Operating Officer at Beyond Springs Inc. from 2018 to 2022 and as CEO, President, and Chairman of Neuralstem, Inc., a publicly held biotechnology company specializing in central nervous system therapies based on neuronal stem cell technology from 2016 to 2018.

Throughout his career, Mr. Daly has held prominent leadership positions at leading global pharmaceutical companies, including serving as President of AstraZeneca’s U.S. diabetes subsidiary, leading all commercial and medical plans and objectives for a $1.2 billion revenue, 3,000-employee division, and the successful launch of an orphan rare disorder drug, Myalept, for the treatment of Lipodystrophy. Earlier, Mr. Daly served at Takeda and TAP Pharmaceuticals, a joint venture established between Takeda and Abbott Laboratories, where he held several senior leadership positions, including the Executive Vice President at Takeda Pharmaceutical North America and the Senior Vice President of Marketing at TAP Pharmaceuticals.

Mr. Daly has served on Catalyst’s Board of Directors since February 2015 and will continue to serve on the board as the newly appointed CEO. He holds an MBA from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Microbiology from the University of Notre Dame.

About Catalyst Pharmaceuticals

With exceptional patient focus, Catalyst is committed to developing and commercializing innovative first-in-class medicines that address rare neurological and epileptic diseases. Catalyst’s flagship U.S. commercial product is FIRDAPSE® (amifampridine) Tablets 10 mg, approved for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”) for adults and for children ages six to seventeen. In January 2023, Catalyst acquired the U.S. commercial rights to FYCOMPA® (perampanel) CIII, a prescription medicine approved in people with epilepsy aged four and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS. Finally, on July 18, 2023, Catalyst acquired an exclusive license for North America for vamorolone, a promising best-in-class dissociative anti-inflammatory steroid treatment for Duchenne Muscular Dystrophy. Vamorolone has received FDA Orphan Drug and Fast Track designations and has been granted a PDUFA action date of October 26, 2023.

For more information, visit the Company’s website at www.catalystpharma.com. For Full Prescribing and Safety Information for FIRDAPSE®, please visit www.firdapse.com. For Full Prescribing Information, including Boxed WARNING for FYCOMPA®, please visit www.fycompa.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2022 and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.co